EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  May 9, 2006

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-215-5201

Jacobs Entertainment, Inc. Reports First Quarter Results and Announces Refinancing Engagement

Golden, Colorado – May 9, 2006 – Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced unaudited financial results for its first quarter ended March 31, 2006.

Net Revenues for the first quarter of 2006 were $69.1 million compared to $51.1 million for the first quarter the previous year. Net income for the first quarter of 2006 was $5.1 million compared to $1.1 million in the same quarter the previous year. See the attached summary financial highlights.

We have engaged two investment banks with a view to refinancing our present indebtedness and expanding our credit facilities. We expect to replace our $148 million 11 7/8% Senior Secured Notes due 2009 and our $19 million subordinated indebtedness with a combined facility featuring a term loan, revolving line and senior unsecured notes. The combined facility would also enable us to complete pending acquisitions and meet certain other corporate commitments. We expect to have these new facilities in place before the end of the second quarter of 2006.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk and the Gilpin Hotel Casino both located in Black Hawk, Colorado, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack in Virginia, nine related off-track wagering facilities located in Virginia and eleven truck plaza video gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way:  intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our acquisition plans and the successful integration of our operations. Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the factors discussed in our most recent Annual Report on Form 10-K filed with the SEC (a copy of which may be accessed through the SEC’s website at http://www.sec.gov). In addition, the forward-looking statements included in this press release represent our views as of the date of this press release and these views could change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of the press release.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended March 31,
	2006	2005
Revenues:
Casinos	$29,443	$27,463
Truck stop	14,390	7,527
Pari-mutuel	9,064	7,908
Food, beverage	5,343	4,505
Convenience store - fuel	13,738	6,936
Convenience store - other	2,196	1,099
Hotel	511	416
Other	662	670
Promotional allowances	(6,265)	(5,462)
Net revenues	69,082	51,062

Cost and Expenses
Operational	43,573	31,284
Marketing, general and administrative and other costs	11,582	10,897
Depreciation and amortization	2,992	2,544
Total costs and expenses	58,147	44,725

Operating income	10,935	6,337
Interest, net	(5,854)	(5,239)
NET INCOME	$5,081	$1,098

SELECTED BALANCE SHEET DATA

	March 31,	December 31,
	2006	2005

Total assets	$278,141	$278,753
Total liabilities	205,258	210,951
Stockholders’ equity	72,883	67,802

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of the Company’s properties using EBITDA measures, as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

RECONCILIATION OF EBITDA TO NET INCOME

(dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Net income as reported above	$5,081	$1,098
Add:
Interest, net	5,854	5,239
Depreciation and amortization	2,992	2,544
EBITDA	$13,927	$8,881

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